Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP FOUR TIMES SQUARE NEW YORK 10036-6522 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com

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                                May 6, 2008

Loews Corporation

667 Madison Avenue

New York, New York 10065-8087

Ladies and Gentlemen:

We have acted as special tax counsel to Loews Corporation, a Delaware corporation (“Distributing”), in connection with the distribution (the “Separation”) by Distributing to its shareholders of all of the stock of Lorillard, Inc., a Delaware corporation and wholly owned subsidiary of Distributing (“Controlled”). The Separation will consist of (i) the distribution (the “Carolina Group Redemption”) by Distributing of shares of Controlled common stock, par value $0.01 (the “Controlled Common Stock”) in complete redemption of each issued and outstanding share of Carolina Group stock of Distributing, par value $0.01 per share (the “Carolina Group Stock”), (ii) the distribution (the “Exchange Offer”) by Distributing of Controlled Common Stock in exchange for such shares of Loews common stock of Distributing, par value $0.01 per share (the “Loews Common Stock”), that are validly tendered and accepted by Distributing pursuant to the Exchange Offer, and (iii) if all of the shares of Controlled Common Stock held by Distributing after the Carolina Group Redemption are not subscribed for in the Exchange Offer, or if the Exchange Offer is not commenced or consummated, the pro rata distribution (the “Contingent Dividend”) by Distributing of the remaining shares of Controlled Common Stock to holders of Loews Common Stock.

In that capacity, we are delivering this opinion to you in connection with the Registration Statement of Controlled, on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the factual statements set forth in (i) the Registration Statement, including all amendments and exhibits thereto, (ii) the officer’s certificate from Distributing, dated May 5, 2008, including all exhibits thereto, (iii) letters from certain shareholders of Distributing, dated May 5, 2008, regarding the Separation, (iv) such other documents and records as we deem necessary or appropriate as a basis for this opinion, and (v) certain other statements made by Distributing and Controlled. We have also examined and relied upon, without independent investigation or verification, the initial and continuing accuracy and completeness of the facts, information, representations, covenants and agreements contained in

Loews Corporation

May 6, 2008

originals or copies, certified or otherwise identified to our satisfaction, of (i) the request by Distributing for rulings regarding the Separation from the Internal Revenue Service (the “IRS”) as subsequently supplemented from time to time, including all exhibits and enclosures thereto (the “Ruling Request”), and (ii) the private letter ruling issued by the IRS to Distributing regarding the Separation (the “Ruling”). For purposes of rendering our opinion, we have assumed that such statements, representations, warranties, covenants and information are, and will be true, correct and complete as of the date hereof without regard to any qualification for knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing effectiveness and validity of the Ruling and the initial and continuing accuracy and completeness of the facts, information, statements, representations, covenants and agreements set forth in the documents referred to above.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic or facsimile copies, and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Separation will be consummated in accordance with the Ruling and as described in the Ruling Request and the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the IRS and such other authorities as we have considered relevant, in each case, as in effect on the date hereof. It should be noted that the Code, Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based solely upon and subject to the foregoing, we are of the opinion that, under current law, for United States federal income tax purposes:

1. No gain or loss will be recognized by holders of Carolina Group Stock or Loews Common Stock upon the receipt of shares of Controlled Common Stock in the Separation, except with respect to cash received in lieu of fractional shares of Controlled Common Stock in the Exchange Offer or the Contingent Dividend, as described in paragraph 9 below.

2. Except with respect to any excess loss account or intercompany item includable in income as a result of the application of Sections 1.1502-19 or 1.1502-13 of the Regulations, no gain or loss will be recognized by Distributing upon the distribution of shares of Controlled Common Stock in the Separation.

3. The basis of the Controlled Common Stock received in the Carolina Group Redemption in the hands of a holder of Carolina Group Stock will be the same as the basis of the Carolina Group Stock exchanged therefor.

Loews Corporation

May 6, 2008

4. The basis of the Controlled Common Stock in the hands of a holder of Loews Common Stock who exchanges shares of Loews Common Stock for Controlled Common Stock in the Exchange Offer will be the same as the basis of the Loews Common Stock exchanged therefor.

5. To the extent that shares of Controlled Common Stock are distributed to holders of Loews Common Stock on a pro rata basis pursuant to the Contingent Dividend, the aggregate basis of the Loews Common Stock and the Controlled Common Stock in the hands of such holders will be the same as the basis of the Loews Common Stock on which such distribution was made, allocated in proportion to the fair market values of the Loews Common Stock and the Controlled Common Stock.

6. If a holder of Loews Common Stock or Carolina Group Stock that purchased or acquired such shares on different dates or at different prices is not able to identify which particular share of Controlled Common Stock is received in exchange for, or as a distribution with respect to, a particular share of Loews Common Stock or Carolina Group Stock, the holder may designate which particular share of Controlled Common Stock is received in exchange for, or as a distribution with respect to, a particular share of Loews Common Stock or Carolina Group Stock, provided the designation is consistent with the terms of the Separation.

7. The holding period of each holder of Carolina Group Stock in the Controlled Common Stock received in the Carolina Group Redemption will include the holding period of the Carolina Group Stock exchanged therefor, provided that such Carolina Group Stock is held as a capital asset on the date of the Carolina Group Redemption.

8. The holding period of each holder of Loews Common Stock in the Controlled Common Stock received in the Exchange Offer or the Contingent Dividend will include the holding period of the Loews Common Stock exchanged therefor or with respect to which the distribution of the Controlled Common Stock is made, provided that such Loews Common Stock is held as a capital asset on the date of the Exchange Offer or the Contingent Dividend, as the case may be.

9. A holder of Loews Common Stock who receives cash in lieu of a fractional share of Controlled Common Stock in the Exchange Offer or the Contingent Dividend will recognize gain or loss measured by the difference between the basis of the fractional share deemed to be received, as set forth above in paragraphs 4 and 5 above and the amount of cash received. Any gain or loss will be treated as capital gain or loss, provided the fractional share of stock would be held as a capital asset on the date of the Exchange Offer or the Contingent Dividend, as the case may be.

10. Payments made under the separation agreement, dated on or about the date hereof, between Distributing, on the one hand, and Controlled and its subsidiaries, on the other hand, that (i) have arisen or will arise for a taxable period ending on or before the Carolina Group Redemption or for a taxable period beginning before and ending after the Carolina Group Redemption, and (ii) will not become fixed and ascertainable until after the Carolina Group Redemption, will be treated as occurring immediately before the Carolina Group Redemption.

Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Separation or of any transaction

Loews Corporation

May 6, 2008

related thereto. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the headings “Certain U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that hereafter becomes incorrect or untrue in any respect.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP